Exhibit 10.1

BALCHEM CORPORATION
EXECUTIVE SEVERANCE POLICY

Balchem Corporation, a Maryland corporation (together with its successors and assigns, the “Company”), has adopted this Executive Severance Policy (the “Policy”) effective as of February 12, 2025. Capitalized terms are defined in Section 2 of this Policy; capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Omnibus Plan.

1.            Eligibility. An employee of the Company who is designated by the Board as an “executive officer” for purposes of the Securities Exchange Act of 1934, as amended, and is such executive officer at the time of termination (an “Eligible Executive”).

2.            Defined Terms. Capitalized terms used herein will have the meanings indicated below:

2.1          “Board” means the Board of Directors of the Company.

2.2          “Cause” has the meaning ascribed to such term in the Omnibus Plan.

2.3          “Change in Control” means the occurrence of any of the following events:

(a)          the consummation of a sale or other disposition of thirty percent (30%) or more of the assets of the Company to any person or group deemed a person under Sections 3(a)(9) and 13(d)(3) of the Exchange Act other than a sale or disposition to an entity more than seventy percent (70%) of the combined voting power of all classes of voting stock of which are owned, directly or indirectly, by persons who owned the Company immediately prior to such sale or disposition; or

(b)          the date on which a majority of the members of the Board will consist of persons other than current directors (which will mean any member of the Board on the date of adoption of this Policy and any member of the Board whose nomination or election has been approved by a majority of the current directors then on the Board); or

(c)          the acquisition of the beneficial ownership, directly or indirectly (as provided in Rule 13d-3 under the Exchange Act), of thirty percent (30%) or more of the total combined voting power of all classes of stock of the Company by any person or group deemed a person under Sections 3(a)(9) and 13(d)(3) of the Exchange Act; or

(d)          consummation of the merger or consolidation of the Company with another corporation or entity where stockholders of the Company, immediately prior to the merger or consolidation, would not beneficially own, directly or indirectly, immediately after the merger or consolidation, stock entitling such stockholders to more than seventy percent (70%) of the total combined voting power of all classes of stock of the surviving corporation or entity; or

(e)          stockholder approval of a liquidation or dissolution of the Company.

Notwithstanding the foregoing, with respect to any award which constitutes “nonqualified deferred compensation” under, and subject to, Code Section 409A, to the extent necessary to comply with the requirements of Code Section 409A, the term “Change in Control” will mean an occurrence that both (i) satisfies the requirements set forth above in the definition of “Change in Control”, and (ii) is a “change in control event” as that term is defined in Section 1.409A-3(i)(5) of the Treasury Regulations.

2.4          “Change in Control Period” means the period beginning three (3) months prior to the date of a Change in Control and ending on (and inclusive of) the date that is twenty-four (24) months following such Change in Control.

2.5          “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

2.6          “Committee” has the meaning ascribed to such term in the Omnibus Plan.

2.7          “Omnibus Plan” means the Balchem Corporation 2017 Omnibus Incentive Plan (as amended and restated as of June 22, 2023).

2.8          “Participant” means an Eligible Executive who has received, signed and timely returned a Participation Notice.

2.9          “Participation Notice” means the latest notice delivered by the Company to an employee that the employee is a Participant in this Policy. A Participation Notice will be in substantially the form set forth on Exhibit C, as may be amended at any time by the Company.

2.10        “Involuntary Termination” has the meaning ascribed to such term in the Omnibus Plan.

3.            Termination Benefits.

3.1          Termination without Cause. In the event that (i) the Company or its subsidiaries terminates a Participant’s employment or service without Cause, (ii) such Participant has been in the employment or service of the Company or its subsidiaries for at least one year prior to such termination, and (iii) such termination is not subject to Section 3.2 hereof, the Participant will be entitled to the following severance benefits (subject to the terms and conditions of the remainder of this Policy):

(a)          Cash Severance. An amount in cash equal to the sum of a specified multiple of such Participant’s (i) annualized base salary plus (ii) a specified multiple of such Participant’s target annual bonus opportunity. Such amount will be paid in substantially equal installments over a specified number of months following such termination (the “Severance Period”). Such multiples and such number of months are set forth on Exhibit A.

(b)          COBRA. If such Participant timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will pay the COBRA premiums necessary to continue such coverage (based on such Participant’s elections immediately prior to such termination) through the Severance Period or, if earlier, the date such Participant becomes eligible for group health insurance coverage through a new employer.

(c)          Equity Awards. Outstanding equity awards held by such Participant will be treated per their terms and conditions.

3.2          Involuntary Termination within a Change in Control Period. In the event that a Participant incurs an Involuntary Termination within a Change in Control Period, the Participant will be entitled to the following severance benefits (subject to the terms and conditions of the remainder of this Policy):

(a)          Cash Severance. An amount in cash equal to the sum of a specified multiple of such Participant’s (i) annualized base salary plus (ii) a specified multiple of such Participant’s target annual bonus opportunity. Such amount will be paid in substantially equal installments over a specified number of months following such Involuntary Termination (the “Change in Control Severance Period”). Such multiples and such number of months are set forth on Exhibit B.

(b)          COBRA. If such Participant timely elects continued coverage under COBRA, the Company will pay the COBRA premiums necessary to continue such coverage (based on such Participant’s elections immediately prior to such Involuntary Termination) through the Change in Control Severance Period or, if earlier, the date such Participant becomes eligible for group health insurance coverage through a new employer.

(c)          Equity Awards. The vesting (and, if applicable, settlement) of all outstanding time-based equity awards held by such Participant will immediately accelerate in full. All outstanding performance-based equity awards held by such Participant will immediately accelerate vesting (and, if applicable, accelerate settlement), with performance deemed achieved at target levels. For the avoidance of doubt, any such acceleration of settlement will be subject to the Section 409A provisions set forth below.

3.3          Separation Agreement and Release. No Participant will be entitled to receive or retain any of the severance benefits provided under this Policy unless the Participant executes and does not revoke during any applicable revocation period a separation agreement in the form provided by the Company (the “Separation Agreement”). Such execution and non-revocation must occur within the time period stated in such Separation Agreement, but in any event within fifty-five (55) calendar days following such Participant’s termination. In the Separation Agreement, the Participant will (a) acknowledge the receipt of the severance payments and benefits under this Policy, (b) release the Company and its affiliates and other persons and entities designated by the Company from any liability arising from the Participant’s service or termination of service (other than with respect to the Participant’s rights under this Policy), (c) agree to customary restrictive covenants, including related to confidentiality and the Company’s reputation, and (d) agree to non-competition and non-solicitation restrictive covenants in favor of the Company during the applicable Severance Period or Change in Control Severance Period (to the extent such restrictive covenants are not materially inconsistent with the industry in which the Company operates, as determined by the Company in its reasonable discretion).

4.            Payments; Section 409A.

4.1          Payments Generally. Upon the applicable Participant’s execution and non-revocation of the Separation Agreement as required above, the first installment of any cash severance under this Policy will be made on the Company’s first regularly scheduled payroll date on or following the sixtieth (60th) calendar day after such Participant’s termination. Such first installment will include any installments that would otherwise have been made during such sixty (60) calendar day period but for this paragraph. The payment of any such severance will be subject to the Code Section 409A (“Section 409A”) provisions set forth below. Upon the applicable Participant’s execution and non-revocation of the Separation Agreement as required above, any shares (underlying equity awards) that become payable to the Participant under this Policy will be paid to the Participant on the sixtieth (60th) calendar day after such Participant’s termination. The payment of any such shares will be subject to the Section 409A provisions set forth below. If the applicable Participant fails to execute and let become irrevocable the Separation Agreement as required above, the Company’s obligations for COBRA premiums will immediately cease. Notwithstanding anything to the contrary in Section 3.1(a), the Committee, in its discretion and in lieu of all or a portion of the cash payable to a Participant under such Section 3.1(a), can accelerate the vesting (and, if applicable, settlement) of all or a portion of such Participant’s outstanding equity awards, provided that the aggregate Fair Market Value of such accelerated equity awards is at least  equal to the aggregate amount of such cash payable, based on the Fair Market Value (as defined in the Omnibus Plan) of a share of the Company on the date of the applicable termination (and, for the avoidance of doubt, net of any applicable exercise price or similar purchase price requirements). Any such acceleration will be made to the extent consistent and in accordance with Section 409A.

4.2          Section 409A Generally. To the extent applicable, this Policy will be interpreted and applied consistent and in accordance with Section 409A. Notwithstanding any provision of this Policy to the contrary, to the extent that the Policy administrator determines that any payments or benefits under this Policy may not be either compliant with or exempt from Section 409A, the Policy administrator may, in its sole discretion, adopt such amendments to this Policy or take such other actions that the Policy administrator determines are necessary or appropriate to (a) exempt the compensation and benefits payable under this Policy from Section 409A and/or preserve the intended tax treatment of such compensation and benefits, or (b) comply with the requirements of Section 409A; provided, however, that this Section 4.2 will not create any obligation on the part of the Policy administrator to adopt any such amendment or take any other action, nor will the Company or its affiliates have any liability for failing to do so. Notwithstanding anything to the contrary in this Policy, in no event will this Policy be interpreted to provide for a prohibited change in the time or form of any other entitlement to severance or other compensation that is subject to Section 409A. Notwithstanding anything to the contrary in this Policy, in the event that any payment under this Policy provides for a prohibited change in the time or form of any other entitlement to severance or other compensation that is subject to Section 409A, such payment will be made at the time and in the form applicable to such other entitlement. To the extent required for compliance with Section 409A, any pre-existing entitlement to severance payable in lump-sum will instead be paid in installments.

4.3          Section 409A Exemption and Compliance. Notwithstanding anything to the contrary in this Policy, no amounts will be paid to any Participant under this Policy during the six-month period following such Participant’s “separation from service” (within the meaning of Code Section 409A(a)(2)(A)(i) and Treasury Regulation Section 1.409A-1(h)) to the extent that the Committee determines that paying such amounts at the time or times indicated in this Policy would result in a prohibited distribution under Code Section 409A(a)(2)(B)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Participant’s death), the Participant will receive payment of a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such six- month period without interest thereon. A termination of employment will not be deemed to have occurred for purposes of any provision of this Policy providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Policy, references to a “termination,” “termination of employment” or like terms will mean “separation from service”. For purposes of applying the provisions of Section 409A to this Policy, each separately identified amount to which a Participant is entitled under this Policy will be treated as a separate payment. In addition, to the extent permissible under Section 409A, the right to receive any installment payments under this Policy will be treated as a right to receive a series of separate payments and, accordingly, each such installment payment will at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii). Whenever a payment under this Policy specifies a payment period with reference to a number of days, the actual date of payment within the specified period will be within the sole discretion of the Company.

5.           Parachute Payments.

5.1          The Participant will bear all expense of, and be solely responsible for, any excise tax imposed by Section 4999 of the Code (the “Excise Tax”); provided, however, that any payment or benefit received or to be received by the Participant (whether payable under the terms of this Policy or any other plan, arrangement or agreement with the Company or any of its affiliates) (collectively, the “Payments”) that would constitute a “parachute payment” within the meaning of Section 280G of the Code will be reduced to the extent necessary so that no portion thereof will be subject to the Excise Tax but only if, by reason of such reduction, the net after-tax benefit received by the Participant exceeds the net after-tax benefit that would be received by the Participant if no such reduction was made. If a reduction in payments or benefits constituting “parachute payments” is necessary under the preceding sentence, the reduction will be made in the manner that results in the greatest economic benefit for the Participant. To the extent required by Section 409A, such reduction will occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; and reduction of employee benefits (and if acceleration of vesting of stock award compensation is to be cancelled, such acceleration of vesting will be canceled in the reverse order of the date of grant of the Participant’s equity awards).

5.2          The “net after-tax benefit” means (a) the Payments that the Participant receives or is then entitled to receive from the Company that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (b) the amount of all federal, state and local income and employment taxes payable by the Participant with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing will be paid to the Participant (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (c) the amount of Excise Tax imposed with respect to the payments and benefits described in Section 5.1.

5.3          The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code will perform the foregoing calculations. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting such change in control, change of ownership or similar transaction, the Company will appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

5.4          The independent registered public accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company and the Participant within thirty (30) calendar days after the date on which the Participant’s right to a Payment is triggered (if requested at that time by the Company or the Participant) or such other time as reasonably requested by the Company or the Participant. Any good faith determinations of the independent registered public accounting firm made hereunder will be final, binding and conclusive upon the Company and the Participant.

6.            Successors. This Policy will inure to the benefit of and will be binding upon the Company and its successors and assigns. Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume and agree to perform the obligations of the Company under this Policy. This Policy will inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees or other beneficiaries. If a Participant dies while any amount remains payable to such Participant hereunder, all such amounts will be paid in accordance with the terms of this Policy to the executors, personal representatives or administrators of such Participant’s estate.

7.            Covenants.

7.1          Restrictive Covenants. A Participant’s right to receive and/or retain the severance benefits payable under this Policy is conditioned upon and subject to the Participant’s continued compliance with any restrictive covenants (e.g., confidentiality, invention assignment, non-competition, non-solicitation, non-disparagement) contained in any other written agreement between the Participant and the Company or any of its subsidiaries, as in effect on the date of the Participant’s termination, in addition to the Separation Agreement.

7.2          Return of Property; Resignation. A Participant’s right to receive and/or retain the severance benefits payable under this Policy is conditioned upon the Participant’s return to the Company of all Company and its affiliates’ documents (and all copies thereof) and other property of the Company and its affiliates (in each case, whether physical, electronic or otherwise) in the Participant’s possession or control. A Participant’s right to receive and/or retain the severance benefits payable under this Policy is conditioned upon the Participant’s resignation from all positions with the Company and its affiliates as requested by the Company in its sole discretion.

8.            Administration; Mitigation. This Policy will be interpreted, administered and operated by the Committee, which will have complete authority, subject to applicable law and the express provisions of this Policy, to interpret this Policy, to prescribe, amend and rescind rules and regulations relating to this Policy, and to make all other determinations necessary or advisable for the administration of this Policy. The Committee may delegate any of its duties hereunder, subject to applicable law. All decisions, interpretations and other actions of the Committee (including with respect to whether a termination without Cause or an Involuntary Termination has occurred) will be final, conclusive and binding on all parties who have an interest in this Policy. For purposes of this Policy, annualized base salary and target bonus opportunity means the Participant’s annualized base salary and target bonus opportunity as in effect at the time of the Participant’s termination (and, in the case of an Involuntary Termination subject to Section 3.2, disregarding any reduction which gives rise to Good Reason (as defined in the Omnibus Plan), as applicable). No Participant will be required to seek other employment or attempt in any way to reduce or mitigate any severance benefits payable under this Policy.

9.            Miscellaneous.

9.1          Entire Policy; Relation to Other Agreements. This Policy, the Omnibus Plan, and the applicable Participant’s individual employment and/or equity award agreements with the Company, if any, contain the entire understanding of the parties relating to the severance benefits that are described above and triggered under the circumstances described above, and supersede any other prior agreement, arrangement or understanding between such Participant, on the one hand, and the Company and/or any subsidiary, on the other hand, relating thereto; provided that, to the extent any aspect(s) of such individual employment and/or equity award agreements, or other prior agreement, arrangement or understanding is more favorable to the Participant, such more favorable aspect(s) of the individual employment and/or equity award agreement, or other prior agreement, arrangement or understanding will control. Severance payable under this Policy is not intended to duplicate any other severance benefits payable to a Participant by the Company or any of its subsidiaries (other than any statutory severance or termination pay required by applicable law).

9.2          No Rights to Employment. Nothing contained in this Policy will be construed as giving the Participant any right to be retained, in any position, as an employee of or consultant or advisor to the Company.

9.3          Termination and Amendment of Policy. The Board or the Committee may terminate this Policy at any time and may from time to time amend or suspend this Policy. No such termination or amendment of this Policy may materially and adversely affect the rights of a Participant without the consent of the affected Participant.

9.4          Non-Duplication. In the event of an Involuntary Termination within a Change in Control Period, any amounts already paid to a Participant upon a termination under Section 3.1 will be credited towards the amounts due upon the Involuntary Termination within a Change in Control Period under Section 3.2, and no further amounts will be due under Section 3.1.

9.5          Compensation Recovery. The severance payments and benefits under this Policy will be subject to the provisions of any applicable compensation recovery policy contained in the Omnibus Plan or implemented by the Company, including without limitation any compensation recovery policy adopted to comply with the requirements of applicable law, to the extent set forth in such compensation recovery policy.

9.6          Limitations; Accrued Compensation. Notwithstanding any provision of this Policy to the contrary, if a Participant’s status as an employee of the Company or its subsidiaries is terminated for any reason other than without Cause or due to an Involuntary Termination, as applicable, such Participant will not be entitled to receive any severance benefits under this Policy, and the Company and its subsidiaries will not have any obligation to such Participant under this Policy. This Policy will not be interpreted to abrogate the Company’s legal obligations to provide any accrued compensation to a Participant upon a termination of employment.

9.7          Notices. All notices required or permitted hereunder will be in writing and deemed effectively given upon personal delivery, delivery by Federal Express or other recognized overnight delivery service or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, return receipt requested, if to the Company at its executive offices and if to the Participant, to the address or email address on file with the Company or to such other address or email address as the Participant may have furnished in writing in accordance herewith, or in either case at such other address or addresses as either party designates to the other in accordance with this Section 9.7.

9.8          COBRA Compliance. If the Company determines, in its sole discretion, that it cannot pay the COBRA premiums described in Section 3.1(b) and Section 3.2(b) without a reasonable risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead will pay to the Participant, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month for the remainder of the Severance Period or Change in Control Severance Period (as applicable). The Participant may, but is not obligated to, use such payments toward the cost of COBRA premiums. Such payment will be subject to the execution and non-revocation of the Separation Agreement described above. If the Separation Agreement is executed and not-revoked as required above, then, on the sixtieth (60th) day following the date of the Participant’s termination, the Company will make the first payment to the Participant under this Section 9.8, in a lump sum, equal to the aggregate payments that the Company would have paid to the Participant under this paragraph through such date had such payments commenced on the first day of the first month following such Involuntary Termination through such sixtieth (60th) day.

9.9          Survival. Section 7 (Covenants) will survive the termination or expiration of this Policy and will continue in effect.

9.10        Benefits Not Assignable. Except as otherwise provided herein or by law, no right or interest of any Participant under this Policy will be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof will be effective; and no right or interest of any Participant under this Policy will be liable for, or subject to, any obligation or liability of such Participant. When a payment is due under this Policy to a Participant who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

9.11        Governing Law; Consent to Jurisdiction. This Policy, any rules and regulations relating to this Policy, and any Participation Notice under this Policy will be construed in accordance with the laws of the State of Maryland (without giving effect to principles of conflicts of laws) and applicable provisions of federal law. Any dispute under this Policy may be resolved in any state or federal court located within the State of Maryland. Any payment made under this Policy is granted on condition that the Participant accepts such venue and submits to the personal jurisdiction of any such court.

9.12        Validity; Captions; Unfunded Status; Withholding. The invalidity or unenforceability of any provision of this Policy will not affect the validity or enforceability of any other provision of this Policy, which will remain in full force and effect. The captions contained in this Policy are for convenience only and will have no bearing on the meaning, construction or interpretation of this Policy’s provisions. This Policy is intended to constitute an “unfunded” plan. With respect to any payments not yet made to a Participant, nothing contained in this Policy will give any such Participant any rights that are greater than those of a general creditor of the Company. The Company will have the authority and the right to deduct and withhold an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any severance benefits payable under this Policy.

* * * * *

EXHIBIT A

 Payment for Termination without Cause

	Annualized Base Salary Multiple	Annualized Target Bonus Multiple	Severance Period (months)
Chief Executive Officer	2	2	24
Chief Financial Officer	1	1	12
Other Participants	1	1	12

Exhibit A

EXHIBIT B

Payment for Involuntary Termination within a Change in Control Period

	Annualized Base Salary Multiple	Annualized Target Bonus Multiple	Severance Period (months)
Chief Executive Officer	3	3	36
Chief Financial Officer	2	2	24
Other Participants	2	2	24

Exhibit B

EXHIBIT C

Participation Notice

To:

Balchem Corporation (the “Company”) has adopted the Balchem Corporation Executive Severance Policy (the “Policy”). The Company is providing you with this Participation Notice to inform you that you have been selected as a participant in the Policy. A copy of the Policy document is attached to this Participation Notice. The terms and conditions of your participation in the Policy are as set forth in the Policy.

Please retain a copy of this Participation Notice, along with the Policy document, for your records.

BALCHEM CORPORATION

By:
Name:
Title

ACKNOWLEDGEMENT

The undersigned hereby acknowledges receipt of the foregoing Participation Notice and agrees to the terms and conditions of the Policy.

Print name:

Exhibit C